EMPLOYMENT AGREEMENT

                          SPACEDEV, INC. AND STAN DUBYN
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                                TABLE OF CONTENTS



1.    Period of Employment.....................................................3


2.    Position and Responsibilities............................................3


3.    Compensation and Benefits................................................4


4.    Termination of Employment................................................5


5.    Proprietary Information..................................................7


6.    Prior Knowledge and Information..........................................9


7.    Arbitration..............................................................9


8.    Notices.................................................................10


9.    Action by SpaceDev......................................................10


10.   Integration.............................................................11


11.   Amendments; Waivers.....................................................11


12.   Assignment; Successors and Assigns......................................11


13.   Severability............................................................11


14.   Attorneys' Fees.........................................................11


15.   Injunctive Relief.......................................................11


16.   Governing Law...........................................................12


17.   Interpretation..........................................................12


18.   Employee Acknowledgment.................................................12

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         This Agreement is made effective January 16, 2000, by and between
SpaceDev, Inc., a Colorado corporation ("SpaceDev"), and Stan Dubyn ("Dubyn").

                                     WHEREAS

         SpaceDev and Dubyn wish to enter into an employment relationship on the following terms and conditions.

         Dubyn has the experience to provide services to SpaceDev of an extraordinary character, which gives such services a unique value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

         SpaceDev desires to retain the services of Dubyn, and Dubyn desires to be employed by SpaceDev for the term of this Agreement.

         ACCORDINGLY, the parties agree as follows:

1.       PERIOD OF EMPLOYMENT.

         BASIC TERM. SpaceDev shall employ Dubyn to render services to SpaceDev in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing on March 4, 2000 and ending upon the date of termination in accordance with Section 4.

2.       POSITION AND RESPONSIBILITIES.

         (a) POSITION. Dubyn accepts employment with SpaceDev as President and Chief Operating Officer and shall perform all services appropriate to that position as assigned by the Board of Directors of SpaceDev. Dubyn shall devote his best efforts and full-time attention to the performance of his duties. Dubyn shall be subject to the direction of SpaceDev, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered. Dubyn shall report to the Chairman of the Board of Directors of SpaceDev. Dubyn shall be expected to travel if necessary or advisable in order to meet the obligations of his position. Dubyn may receive incentive compensation in the form of stock bonuses and incentive stock options as set forth in Sections 3(b) and 3(c) below provided he is able to successfully complete five acquisitions of companies with ten or more full-time employees on behalf of SpaceDev before the first anniversary date of this Agreement. An acquisition shall be deemed completed when a target company, with ten or more employees, approved for acquisition by the SpaceDev Board of Directors, becomes a wholly-owned subsidiary of SpaceDev. This provision is intended to exclude the acquisitions of Altair and Tethers Unlimited, which SpaceDev targeted for acquisition prior to this Agreement.

         (b) OTHER ACTIVITY. Except upon the prior written consent of SpaceDev, Dubyn (during the Period of Employment) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with SpaceDev, that might create a conflict of interest with SpaceDev, or that otherwise might interfere with the business of SpaceDev, or any Affiliate. An "Affiliate" shall mean any person or

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entity that directly or indirectly controls, is controlled by, or is under common control with SpaceDev. So that SpaceDev may be aware of the extent of any other demands upon Dubyn's time and attention, Dubyn shall disclose in confidence to SpaceDev the nature and scope of any other business activity in which he is or becomes engaged during the Period of Employment.

         (c) REPRESENTATIONS. Dubyn represents and warrants (i) that he is fully qualified and competent to perform the responsibilities for which he is being hired pursuant to the terms of this Agreement; and (ii) that Dubyn's execution of this Agreement, his employment with SpaceDev, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer (or other person or entity), including any obligations with respect to proprietary or confidential information of any other person or entity.

         (d) INDEMNIFICATION. Dubyn agrees to indemnify SpaceDev for all cost and expenses including attorney fees for any and all claims by third parties for any action or conduct which occurred prior to the date of this Agreement.

3.       COMPENSATION AND BENEFITS.

         (a) COMPENSATION. In consideration of the services to be rendered under this Agreement, SpaceDev shall pay Dubyn a base salary of One Hundred Fifty Thousand Dollars ($150,000) per year, payable semi-monthly, pursuant to the procedures regularly established, and as they may be amended, by SpaceDev in its sole discretion, during the Period of Employment. SpaceDev shall review annually Dubyn's compensation in accordance with SpaceDev's established administrative practice for adjusting salaries for similarly situated employees.

         (b) BONUS. As additional consideration of the services to be rendered under this Agreement, SpaceDev shall issue 50,000 shares of its common stock to Dubyn, pursuant to Rule 701 of the Securities Act of 1933 (the "Act"), upon successful completion of twelve months of service pursuant to this Agreement, plus an additional 50,000 shares upon Dubyn's achievement of the acquisition goals set forth in Section 2(a) above.

         (C) INCENTIVE STOCK OPTION. Dubyn shall be eligible to participate in the SpaceDev Incentive Stock Option Plan (the "Plan") and shall receive an incentive stock option under the Plan to purchase 50,000 shares of SpaceDev's common stock upon successful completion of the first twelve months of this Agreement. In addition, Dubyn is entitled to receive an option under the Plan to purchase 50,000 shares upon achievement of the acquisition goals set forth in
Section 2(a) above and may receive annual options under the Plan to purchase up to 20,000 shares, contingent upon favorable annual employment reviews. In accordance with SpaceDev's Incentive Stock Option Plan, the exercise price on all options issued to Dubyn will be the five-day quoted average of the closing Bid price of SpaceDev's common stock on the date the option is issued. All options issued to Dubyn pursuant to this Agreement and the Plan shall expire after five (5) years from the date of issuance, and shall be issued subject to Rule 701 of the Act or other exemption contained in the Act.

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         (d)      BENEFITS. Dubyn shall be entitled to vacation leave in
accordance with SpaceDev's standard policies. As Dubyn becomes eligible therefor, Dubyn shall have the right to participate in and to receive benefits from all present and future benefit plans specified in SpaceDev's policies and generally made available to similarly situated employees of SpaceDev. The amount and extent of benefits to which Dubyn is entitled shall be governed by the Board of Directors. Dubyn also shall be entitled to any benefits or compensation tied to termination as described in Section 4. Nothing stated in this Agreement shall prevent SpaceDev from changing or eliminating any benefit during the Period of Employment as SpaceDev, in its sole discretion, may deem necessary or desirable. No statement concerning benefits or compensation to which Dubyn is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination. All compensation and comparable payments to be paid to Dubyn under this Agreement shall be less withholdings required by tax law.

         (e) EXPENSES. SpaceDev shall reimburse Dubyn for reasonable travel and other business expenses incurred by Dubyn in the performance of his duties, in accordance with SpaceDev's policies, as they may be amended in SpaceDev's sole discretion. All expenses must be approved by the Chairman of the Board prior to Dubyn incurring such expense for which he expects reimbursement.

4.       TERMINATION OF EMPLOYMENT.

         (a) BY DEATH. The Period of Employment shall terminate automatically upon the death of Dubyn. SpaceDev shall pay to Dubyn's beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued unused vacation, if any. Thereafter, all obligations of SpaceDev under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Dubyn's heirs to the benefits of any life insurance plan or other applicable benefits.

         (b) BY DISABILITY. If, by reason of any physical or mental incapacity, Dubyn has been or will be prevented from properly performing his duties under this Agreement for more than ninety (90) days in any one (1) year period, then, to the extent permitted by law, SpaceDev may terminate the Period of Employment upon two (2) weeks' advance written notice. SpaceDev shall pay Dubyn all compensation to which he is entitled up through the last business day of the notice period; thereafter, all obligations of SpaceDev under this Agreement shall cease. Nothing in this Section shall affect Dubyn's rights under any applicable SpaceDev disability plan.

         (c) BY EMPLOYER NOT FOR CAUSE. At any time, SpaceDev may terminate Dubyn for any reason, with or without cause, by providing Dubyn sixty (60) days' advance written notice. SpaceDev shall have the option, in its complete discretion, to terminate Dubyn at any time prior to the end of such notice period, provided SpaceDev pays Dubyn all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Dubyn would have earned through the balance of the above notice period; thereafter, all of SpaceDev's obligations under this Agreement shall cease. SpaceDev may dismiss Dubyn without cause notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of SpaceDev relating to the employment, discipline, or termination of its employees.

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         (d)      BY EMPLOYER FOR CAUSE. At any time, and without prior notice,
SpaceDev may terminate Dubyn for Cause (as defined below). SpaceDev shall pay Dubyn all compensation then due and owing; thereafter, all of SpaceDev's obligations under this Agreement shall cease. Termination shall be for "Cause" if Dubyn: (i) acts in bad faith and to the detriment of SpaceDev; (ii) refuses or fails to act in accordance with any specific direction or order of SpaceDev;
(iii) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence; (iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; (v) is selected for layoff pursuant to a bona fide reduction in force; or (vi) breaches any material term of this Agreement. If termination is due to Dubyn's disability, Section 4(b) above shall control, and not this subsection on termination for Cause.

         (e) BY EMPLOYEE NOT FOR CAUSE. At any time, Dubyn may terminate his employment for any reason, with or without cause, by providing SpaceDev thirty (30) days' advance written notice. SpaceDev shall have the option, in its complete discretion, to make Dubyn's termination effective at any time prior to the end of such notice period, provided SpaceDev pays Dubyn all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Dubyn would have earned through the balance of the above notice period, not to exceed thirty (30) days; thereafter, all of SpaceDev's obligations under this Agreement shall cease.

         (f) BY EMPLOYEE FOR GOOD REASON. Dubyn may terminate, without liability, the Period of Employment for Good Reason (as defined below), provided Dubyn gives SpaceDev thirty (30) days' advance written notice of the reason for termination and his intent to terminate this Agreement. During this period, SpaceDev shall have an opportunity to correct the condition constituting Good Reason. If the condition is remedied within this period, Dubyn's notice to terminate shall be rescinded automatically; if not remedied, termination shall become effective upon expiration of the above notice period. In this event, SpaceDev shall pay Dubyn all compensation due and owing through the last day actually worked, plus a lump-sum payment equal to six (6) months' base salary, which payments shall be in lieu of any damages under this Agreement for any alleged breach. Thereafter, all of SpaceDev's obligations under this Agreement shall cease. SpaceDev shall also have the option, in its complete discretion, to make Dubyn's termination effective at any time prior to the end of the notice period, provided that SpaceDev pays Dubyn all compensation due and owing through the balance of the notice period (not to exceed thirty (30) days), in addition to the payment of six (6) months' base salary described above. Dubyn shall be entitled to exercise his right to terminate this Agreement for Good Reason only if he gives the required notice not more than forty-five (45) days after the occurrence of the event that is the basis for the Good Reason.

         Termination shall be for "Good Reason" if: (i) there is a material and adverse change in Dubyn's position, duties, responsibilities, or status with SpaceDev; (ii) there is a reduction in Dubyn's salary then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of SpaceDev; (iii) there is a material reduction in Dubyn's benefits, other than a reduction comparable to reductions generally applicable to similarly situated employees of SpaceDev; or (iv) SpaceDev materially breaches this Agreement. Dubyn shall not be entitled to terminate this Agreement for Good Reason if an event occurs that would otherwise constitute Good Reason, except that it results from a change in SpaceDev's status as defined in Section 4(g).

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         (g)      CHANGE IN EMPLOYER STATUS. To the extent permitted by law,
SpaceDev, in its sole discretion, may terminate this Agreement (in which case all of SpaceDev's obligations under this Agreement shall cease after payment of all compensation due and owing) upon any formal action of SpaceDev's management to terminate SpaceDev's existence or otherwise wind up its affairs, to sell all or substantially all of its assets, or to merge with or into another entity.

         (h)      TERMINATION OBLIGATIONS.

                  (i) Dubyn agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Dubyn in the course of or incident to his employment, belongs to SpaceDev and shall be returned promptly to SpaceDev upon termination of the Period of Employment.

                  (ii) All benefits to which Dubyn is otherwise entitled shall cease upon Dubyn's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of SpaceDev.

                  (iii) Upon termination of the Period of Employment, Dubyn shall be deemed to have resigned from all offices and directorships then held with SpaceDev or any Affiliate.

                  (iv) The representations, indemnification and warranties contained in this Agreement shall survive the termination of the Period of Employment and the expiration of this Agreement.

                  (v) Following any termination of the Period of Employment, Dubyn shall fully cooperate with SpaceDev in all matters relating to the winding up of pending work on behalf of SpaceDev and the orderly transfer of work to other employees of SpaceDev. Dubyn shall also cooperate in the defense of any action brought by any third party against SpaceDev that relates in any way to Dubyn's acts or omissions while employed by SpaceDev.

5.       PROPRIETARY INFORMATION.

         (a) DEFINED. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of SpaceDev, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of SpaceDev in the course of his or her employment or otherwise produced or acquired by or on behalf of SpaceDev. All Proprietary Information not generally known outside of SpaceDev's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." Without limiting the foregoing definition, Proprietary Information and Confidential Information shall

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include, but not be limited to: (i) teaching and development techniques, processes, confidential or secret designs, and trade secrets; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; (iv) employee personnel files and compensation information; and (v) research, systems, protocols, programs, plans, and devices and software. Dubyn should consult any SpaceDev procedures instituted to identify and protect certain types of Confidential Information, which are considered by SpaceDev to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

         (b) CONFIDENTIALITY. Dubyn will not disclose any Proprietary Information to any third party for any reason whatsoever. Dubyn will not disclose any Proprietary Information to any person unless that person is a director, officer, Dubyn, advisor or representative of SpaceDev who needs such information for the purpose of evaluating any possible transaction (it being understood that those directors, officers, employees, advisors and representatives shall be informed by Dubyn of the confidential nature of the Proprietary Information and shall be directed by Dubyn to treat such information confidentially). In any event, no Proprietary Information shall be disclosed without the prior written consent of SpaceDev. Dubyn will not utilize any Proprietary Information he receives for the benefit of anyone other than SpaceDev. Dubyn will promptly and fully disclose to SpaceDev the name of any person receiving any Proprietary Information of SpaceDev. This Section 5(b)shall survive the termination of employment and Dubyn agrees that this agreement shall remain in full force and effect for a period of one (1) year after termination of employment with SpaceDev. In the event of a breach of this Section 5(b), Dubyn acknowledges that, in addition to any other damages, SpaceDev reserves the right to seek injunctive relief in a court of equity against Dubyn, and/or any other parties to prevent further breaches from occurring and/or minimize SpaceDev's damages due to a breach subsequent to the time SpaceDev discovers the breach has occurred. Nothing in this Section 5(b) shall be construed to constitute the grant of a license to Dubyn under any trademark, patent, patent application, or Proprietary Information.

         (c) COMPETITIVE ACTIVITY. Dubyn acknowledges that the pursuit of the activities forbidden by this section would necessarily involve the use or disclosure of Confidential Information in breach of the preceding subsections, but that proof of such a breach would be extremely difficult. To forestall such disclosure, use, and breach, and in consideration of the employment under this Agreement, Dubyn agrees that for a period of one (1) year after termination of the Period of Employment, he shall not, directly or indirectly, (i) divert or attempt to divert from SpaceDev (or any Affiliate) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its customers; (ii) employ, solicit for employment, or recommend for employment any person employed by SpaceDev (or any Affiliate); or
(iii) engage in any business activity that is or may be competitive with SpaceDev (or any Affiliate) in any state where SpaceDev conducts its business, unless Dubyn can prove that any action taken in contravention of this subsection was done without the use in any way of Confidential Information.

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6.       PRIOR KNOWLEDGE AND INFORMATION.

         Dubyn acknowledges that he may have certain proprietary information that was obtained during the course of his former employment or business dealings with other third parties. Dubyn agrees and represents that he will not use or disclose, and that SpaceDev has not requested that Dubyn use or disclose, any third party proprietary information which would be in violation of any laws. Furthermore, Dubyn agrees to indemnify SpaceDev for the cost, expenses and loss related to any action or claim arising from the misappropriation of proprietary information of third parties.

7.       ARBITRATION.

         (a) ARBITRABLE CLAIMS. All disputes between Dubyn (and his attorneys, successors, and assigns) and SpaceDev (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Dubyn, including, without limitation, all disputes arising under this Agreement, ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than SpaceDev and Dubyn) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except that SpaceDev may, at its option, seek injunctive relief and damages in court for any breach of Sections 5 and 6 of this Agreement. Subject to the foregoing sentence, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

         (b) PROCEDURE. Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in this Agreement. Prior to resorting to arbitration, the complaining party must first exhaust the procedures specified in the SpaceDev Employment Manual Section
3.4. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. This notice shall be provided to the other party within six (6) months of the acts or omissions complained of. Any claim not initiated within this limitation period shall be null and void. EACH PARTY WAIVES ALL RIGHTS UNDER STATUTES OF LIMITATIONS OF DIFFERENT DURATION. In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in San Diego, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 7.

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         (c)      ARBITRATOR SELECTION AND AUTHORITY. All disputes involving
Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have the authority to award equitable relief, damages, costs, and fees as provided by law for the particular claim(s) asserted. The fees of the arbitrator shall be split between both parties equally. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, any claim that all or any part of this Agreement is void or unenforceable.

         (d) CONFIDENTIALITY. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

         (e) CONTINUING OBLIGATIONS. The rights and obligations of Dubyn and SpaceDev set forth in this Section on Arbitration shall survive the termination of Dubyn's employment and the expiration of this Agreement.

8.       NOTICES.

         Any notice under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to the number provided below (if one is provided), or three (3) business days after deposit in the United States mails, postage prepaid, certified or registered, and addressed to SpaceDev or to Dubyn at the corresponding address below. Dubyn shall be obligated to notify SpaceDev in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

SpaceDev's Notice Address:
13855 Stowe Drive
Poway, California 92064
(858) 375-1000

Dubyn's Notice Address:
1831 Prospect Avenue
Hermosa Beach, CA  90254

9.       ACTION BY SPACEDEV.

         All actions required or permitted to be taken under this Agreement by SpaceDev, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the President or by his or her representative specifically authorized to fulfill these obligations under this Agreement.

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10.      INTEGRATION.

         This Agreement is intended to be the final, complete, and exclusive statement of the terms of Dubyn's employment by SpaceDev. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of SpaceDev, now or in the future, apply to Dubyn and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

11.      AMENDMENTS; WAIVERS.

         This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

12.      ASSIGNMENT; SUCCESSORS AND ASSIGNS.

         Dubyn agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of SpaceDev with, or its merger into, any other entity, or the sale by SpaceDev of all or substantially all of its assets, or the otherwise lawful assignment by SpaceDev of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

13.      SEVERABILITY.

         If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

14.      ATTORNEYS' FEES.

         In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

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15.      INJUNCTIVE RELIEF.

         If (i) Dubyn refuses to perform the responsibilities outlined in
Section 2 on Position and Responsibilities within the agreed upon Period of Employment, and Dubyn has no right to terminate the employment relationship pursuant to Section 4 on Termination of Employment, or (ii) Dubyn breaches or threatens to breach any of the covenants in Section 5 on Proprietary Information and Section 6 on Prior Knowledge and Information, the parties acknowledge that the damage or imminent damage to SpaceDev's business or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, SpaceDev shall be entitled to injunctive relief against Dubyn in the event of any breach or threatened breach of such provisions by Dubyn, in addition to any other relief (including damages) available to SpaceDev under this Agreement or under law.

16.      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the law of the State of California.

17.      INTERPRETATION.

         This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.

18.      EMPLOYEE ACKNOWLEDGMENT.

         Dubyn acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect (including notice of his statutory rights under Section 2870 of the California Labor Code, as set forth in the above Section on Inventions and Ideas), and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

         The parties have duly executed this Agreement as of the date first written above.


                                              /S/ Stan Dubyn
                                              --------------------------------
                                              Stan Dubyn


                                              /S/ James W. Benson
                                              --------------------------------
                                              By: James W. Benson
                                              SpaceDev, Inc., President

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